UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             Registration Statement
                        Under the Securities Act of 1933

                             SYNERTECK INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)


                Delaware                                                                 20-0929024
   ------------------------------------                                      ------------------------------------
     (State or other Jurisdiction of                                                    (IRS Employer
      Incorporation or Organization)                                                  Identification No.)


                                  11585 South State, Suite 102, Draper, Utah                         84020
   -------------- ---------------------------------------------------------------------------- ------------------
                                   (Address of Principal Executive Offices)                       (Zip Code)

                                 Synerteck Incorporated 2005 Stock Incentive Plan
   --------------------------------------------------------------------------------------------------------------
                                             (Full Title of the Plan)

        Clayton Barlow, 11585 South State, Suite 102, Draper, Utah 84020
   --------------------------------------------------------------------------------------------------------------
                                      (Name and Address of Agent For Service)

                                                  (801) 816-2505
   --------------------------------------------------------------------------------------------------------------
                           (Telephone Number, Including Area Code, of Agent For Service)


                                           CALCULATION OF REGISTRATION FEE
------------------------ --------------------- ----------------------- ---------------------- ----------------------

  Title of Securities           Amount            Proposed Maximum       Proposed Maximum           Amount of
         to be                  to be              Offering Price            Aggregate            Registration
      Registered            Registered (1)          Per Share(2)         Offering Price(3)           Fee(4)
------------------------ --------------------- ----------------------- ---------------------- ----------------------

     Common Stock             1,000,000                $0.225                $225,000                $26.48
------------------------ --------------------- ----------------------- ---------------------- ----------------------

(1) Represents the aggregate number of shares of Common Stock, par value $0.001 per share, issuable pursuant to the Registrant's 2005 Stock Incentive Plan ("Plan"). This Registration Statement also covers such additional securities as may be become issuable to prevent dilution from stock splits, stock dividends, and similar events as provided under the Stock Incentive Plan.

(2) The maximum offering price per share of the securities is calculated based on Rule 457(c). The maximum offering price is $0.225 based upon the average of the bid and asked price on August 4, 2005.

(3) The maximum aggregate offering price equal to 1,000,000 shares multiplied by the offering price of $0.225, equaling $225,000.

(4) The amount of the Registration Fee equals $26.48. This amount is arrived at pursuant to the fee schedules set forth in Section 6 of the Securities Act of 1933.

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

     (a)  General Plan Information

     The Registrant (sometimes referred to hereinafter as the "Company") has adopted the Synerteck Incorporated 2005 Stock Incentive Plan ( the "Plan") which provides for the issuance of up to seven million (7,000,000) shares of common stock to employees, non-employee directors, and other service providers. The Plan was adopted on August 4, 2005 to provide incentives to various personnel assisting the Company. Of the number of shares issuable under the Plan, only the first 1,000,000 shares issued under the Plan are being registered pursuant to this registration statement.

     The Company's board of directors is the administrator of the Plan and has the authority to amend the Plan, but any such amendment will not affect the rights of holders of awards already issued under the Plan. Chene Gardner, Kenneth I. Denos, and Clayton Barlow are the members of the Company's board of directors and are currently serving a term expiring at the next annual meeting of the Company's shareholders or upon their earlier death, incapacitation, removal, or resignation.

     The participants in the Plan are sometimes referred to hereinafter as the "Participants."

     The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     The name, address, and telephone number of the Registrant are as set forth on the facing page of this Registration Statement. Additional information about the Plan may be obtained from the Registrant by any Participant.

     (b)  SECURITIES TO BE OFFERED

          (1) The Registrant intends to issue shares and options to acquire shares of its Common Stock, par value $0.001 per share, the amounts of which are set forth above in subsection (a) of this
               Item 1.

          (2)  Description of Securities.

               (i) Description of Common Stock. Each share of Common Stock is entitled to one vote. The holders of Common Stock are entitled to receive dividends on a pro rata basis if and when declared by the Company's Board of Directors. The Company has never paid a dividend and does not anticipate doing so in the near future. Each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of equity securities upon the liquidation of the Company.

               (ii) Description of Preferred Stock.  Each  outstanding  share of
                    Preferred Stock is entitled to convert into one share of Common Stock. Consent of a majority of the holders of Preferred Stock is required for the Company to file a registration statement on Form S-8 or to execute a stock dividend, stock split, recapitalization, or share consolidation.

               (iii)Certain Charter and Bylaw Provisions.  Certain provisions of the Company's Certificate of Incorporation ("Certificate") and the Bylaws adopted therefrom may have the effect of preventing, discouraging, or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The Certificate and Bylaws provide that the Board of Directors shall have authority to fix the number of directors and to fill vacancies of the Board of Directors as such vacancies occur. The Certificate and bylaws also provide for the Board of Directors to be classified into three classes of directors serving staggered three-year terms. As a result, one-third of the Board of Directors may be elected each year. Moreover, the Certificate provides that these provisions of the Certificate relating to number vacancies, and classification of the Board of Directors may only be amended by a vote of at least 66?% of the shareholders. Finally, the Bylaws provide that special meetings of the stockholders may only be called by the President of the Company or pursuant to a resolution adopted by a majority of the Board of Directors.

     (c)  EMPLOYEES WHO MAY PARTICIPATE IN THE PLANS

     All employees, directors, and various other service providers to the Company are eligible to participate in the Plan.

     (d) PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED

          (1) The Participants in the Plan will be issued up to 6,150,000 shares of the Company's common stock or options to acquire shares of the Company's Common stock as determined by the Company's board of directors, provided however, that only the first
               1,000,000 shares issued under the Plan are being registered hereby.

          (2) The Participants may not assign their interest in the Plan but may assign, subject to applicable securities laws, shares of common stock issued under the Plan or exercised common stock purchase options issued pursuant to the Plan.

          (3) The Participants in the Plans have provided or will continue to provide services to the Registrant.

          (4)  No contributions are required by any Participant under the Plan.

          (5) No contributions by the Registrant other than the issuance of shares or options to acquire shares is applicable.

          (6) Reports to the Participants as to the amount and status of any Participant's account under the Plans will not be made.

          (7) The shares issuable pursuant to the Plan will be newly issued shares of the Registrant.

     (e)  RESALE RESTRICTIONS

     There are no resale restrictions on the securities offered.

     (f)  TAX EFFECTS ON PLAN PARTICIPATION

     With respect to awards of common stock, the Participants will recognize ordinary income equal to the aggregate fair market value of the shares issued to them as of the date of issuance. With respect to awards of common stock purchase options awarded under the Plan that are not qualified under Section 422A of the Internal Revenue Code, Participants will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired thereby on the date of exercise. With respect to common stock purchase options awarded under the Plan that are qualified under Section 422A of the Internal Revenue Code, Participants will not recognize income upon the exercise of such options and, depending on such additional requirements of Section 422A, may recognize capital gains (or losses) upon the subsequent sale of the shares received upon exercise of the option, based upon the difference between the sales price of the shares and the exercise price of the option.

     (g)  INVESTMENT OF FUNDS

     Not applicable.

     (h)  WITHDRAWAL FROM PLAN; ASSIGNMENT OF INTEREST

          (1)  Withdrawal from Plan- Not applicable.

          (2)  Assignment:   The  terms  governing   assignment  of  Participant
               interests in the Plan is  summarized  in Sections  (d)(2) of this
               Item 1.

     (i)  FORFEITURES AND PENALTIES

     Participants who receive Common Stock purchase options may forfeit any unvested options upon termination of service with the Company. With respect to vested common stock purchase options, Participants may forfeit all options (whether vested or unvested) upon 12 months of cessation of service due to death, retirement or disability, and upon 3 months for any other reason.

     (j)  CHARGES AND DEDUCTIONS, AND LIENS THEREFOR

     The Registrant may make appropriate deductions from any award issued under the Plan to satisfy federal, state, and local employment-related withholding requirements.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Registrant shall provide to the Participant, without charge, upon oral or written request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide to the Participant, without charge, upon oral or written request, all of the documents required to be delivered to the Participant pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Its telephone number is (801) 816-2505.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in the Registration Statement:

     (a) the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2004, as filed with the SEC; and

     (b) all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2004.

     In addition to the above, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not Applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Kenneth I. Denos serves as a director and as General Counsel to the Registrant and currently holds 8,983 shares of Common Stock of the Company, and is expected to receive awards under the Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DELAWARE GENERAL CORPORATE LAW

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty except for:(i) any breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) declaration of unlawful dividends or unlawful stock repurchases or redemptions; (iv) any transaction from which the director derived an improper benefit; or (v) any act or omission occurring prior to the date any such provision eliminating or limiting such liability became effective.

     Section 145(a) of the DGCL provides that a corporation may indemnify an officer or director who is or is threatened to be made a party to a proceeding (other than an action by or in the right of the corporation) by reason of the fact that such officer or director is or was (i) serving as an officer, director, employee, or agent of the corporation, or (ii) served at the request of such corporation as an officer, director, employee, or agent of another corporation or other enterprise or entity. Such indemnification may only be made if the officer's or director's conduct was in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145(c) of the DGCL provides that a corporation shall indemnify an officer or director for his reasonable expenses in connection with the defense of any proceeding if the officer or director has been successful, on the merits or otherwise. Section 145(e) provides that a corporation may advance expenses to an officer or director who is made a party to a criminal or civil proceeding before a final disposition is made, if the corporation receives an undertaking by or on behalf of such officer or director to repay any amounts advanced if it is determined that such officer or director was not entitled to indemnification. Section 145(j) provides that the indemnification provisions of Section 145 continue for a person who has ceased to be an officer or director, and inures to the benefit of the heirs, executors, and administrators of such person. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of officers or directors, among others, against liabilities imposed upon them by reason of actions in their capacities as such, and whether or not the corporation would have the power to indemnify them against such liability under Section 145.

CERTIFICATE OF INCORPORATION

     Article VII of the Certificate of Incorporation provides that the liability of directors to the Company or its stockholders is eliminated to the fullest extent permitted under the DGCL, as described in the preceding section.

BYLAWS

     Article VI, Section 6.1(a) of the Bylaws provides that an officer or director who was or is made party to, or is threatened to be made a party to, or is involved in any proceeding by reason of the fact that he or she is or was an officer or director, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, or as its representative in another enterprise shall be indemnified and held harmless to the fullest extent permitted and subject to the standards of conduct, procedures, and other requirements under Delaware law. Article, VI, Section 6.1(a) further provides that the Company may purchase and maintain insurance on behalf of an officer or director against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify such officer or director.

     Article VI, Section 6.1(b) of the Bylaws provides that the right of an officer or director to indemnification shall continue beyond termination as such an inures to the benefit of the heirs and personal representatives of such officer or director.

     Article VI, Section 6.1(d) of the Bylaws provides that the Company shall, from time to time, reimburse or advance to an officer or director the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by the corporation, in advance of the final disposition of such proceeding, provided that, if then required by the DGCL, such advancements may only be paid upon the receipt by the corporation of an undertaking by or on behalf of such officer or director to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the officer or director is not entitled to be indemnified for such expenses.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable

ITEM 8.  EXHIBITS.

     The following documents are filed as exhibits to this Form S-8.

EXHIBIT NUMBER             DESCRIPTION
--------------             -----------

         5.1               Opinion of Kenneth I. Denos regarding the legality of the securities being registered hereunder.

         23.1              Consent of Kenneth I. Denos (contained in Exhibit 5.1 above).

         23.2              Consent of Independent Auditors, Bowhuis, Morrill, and Company, LLC.

         99.1              Synerteck Incorporated 2005 Stock Incentive Plan.


ITEM 9.  UNDERTAKINGS.

     (a)  The Registrant hereby undertakes to do the following:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to any provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Draper, State of Utah, on August 4, 2005. This Form S-8 has been signed below on behalf of the Company and by the following persons, which include the principal executive officer, principal financial officer, its controller or principal accounting officer, and at least a majority of the board of directors, in the following capacities and on the dates indicated:


                             SYNERTECK INCORPORATED



                              By: /s/ CHENE GARDNER
                              ---------------------
                              Chene Gardner
                              Chief Financial Officer
                              (principal financial and accounting officer)



          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 4th of August, 2005.


Signature                                                   Title

/s/ CLAYTON BARLOW                                          Chief Executive Officer and Director
-----------------------------
Clayton Barlow

/s/ CHENE GARDNER                                           Chief Financial Officer, Principal Accounting Officer,
----------------------------
Chene Gardner                                               and Director

     Pursuant to the requirements of the Securities Act of 1933, the following administrators of the Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Draper, State of Utah, on the 4th of August, 2005.


SYNERTECK 2005 STOCK INCENTIVE PLAN


Signature                                                    Title

/s/ CLAYTON BARLOW                                           Plan Administrator
------------------

Clayton Barlow
/s/ CHENE GARDNER                                            Plan Administrator
-----------------

Chene Gardner
/s/ KENNETH DENOS                                            Plan Administrator
-----------------
Kenneth Denos

Index and Description of Exhibits.

EXHIBIT NUMBER             DESCRIPTION
--------------             -----------


5.1                        Opinion of Kenneth I. Denos regarding the legality of the securities being registered hereunder.

23.1                       Consent of Kenneth I. Denos (contained in Exhibit 5.1 above).

23.2                       Consent of Independent Auditors, Bowhuis, Morrill, and Company, LLC.

99.1                       Synerteck Incorporated 2005 Stock Incentive Plan